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                               [LETTERHEAD]

January 16, 1997


Mr. Jerry Grizzle
CD Warehouse, Inc.
722 North Broadway
Oklahoma City, Oklahoma 73102

Dear Jerry:

On behalf of Bank of Oklahoma, N.A. ("Bank"), I am pleased to confirm our commitment for a secured Revolving Line of Credit for CD Warehouse, Inc. ("Borrower"). This commitment is subject to satisfactory legal documentation using the terms and conditions hereafter described.

The general terms and conditions of the credit facility shall include but not be limited to the following:

BORROWER:          CD Warehouse, Inc.

AMOUNT:            $2,000,000 Revolving Line of Credit

USE OF PROCEEDS:   To provide funds for the development of new company-owned
                   stores; the remodeling of existing company-owned stores; or the acquisition of existing franchise locations.

MATURITY:          The note will mature December 31, 1999.

RATE & FEES:       -  The note will bear interest at Chase Manhattan National
                      Prime plus 0.75%, floating. Rate to change on date of change.

                   - A non-use fee of 0.25% per annum on the unused portion will be charged quarterly in arrears.

PREPAYMENT:        Interest will be payable monthly during the term of the
                   facility. Outstanding principal will be "carved out" of the line on an annual basis and placed on a reasonable amortization.

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Mr. Jerry Grizzle
January 16, 1997
Page 2


COLLATERAL:        -  A first security interest in any leasehold
                      improvements, furniture and fixtures, and other assets financed under the proposed facility.

                   - An assignment of all franchise agreements between the individual franchises and the Borrower, whether now in existence or hereafter executed, together with all proceeds thereof.

                   - A first and prior security interest in all of the Borrower's tangible and intangible assets, and all proceeds, products, and increases thereof.

                   - Any outstanding amounts under the line will be collateralized 110% by liquid assets (e.g., marketable securities or certificates of deposit). Collateral will be pledged by the guarantor(s) and the Bank must be able to perfect a security interest in the collateral.

GUARANTOR(S):      Unlimited guarantee(s) of individuals acceptable to the
                   Bank.

LOAN AGREEMENT:    This Commitment will be governed by a Loan Agreement in
                   form satisfactory to the Bank and its counsel that details the various terms and provisions of the commitment and all other documents that are necessary to in fulfilling this proposal. Major loan covenants include the following:

                   - Borrower will complete, or will have completed, a public offering raising a minimum of $5,000,000 of market capitalization. Concurrent with the offering, the Borrower will complete the CDIL Acquisition and the MacDonald Acquisition.

                   - Borrower will provide to the Bank monthly unaudited financial statements within 30 days of month end, 10-Q statement within 45 days of quarter end, and an annual audited financial statement and 10-K statement within 90 days of fiscal year end.

                   - Borrower will notify Bank of any changes in senior management. If deemed material by the Bank, it could constitute an event default.


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Mr. Jerry Grizzle
January 16, 1997
Page 3


COSTS & FEES:      Borrower agrees to pay all reasonable expenses incurred by the Bank in conjunction with this transaction, including, but not limited to: legal fees, recording fees, and filing fees associated with the preparation of loan documents.

BORROWING
AUTHORIZATION:     Prior to the loan closing, the Borrower must furnish a
                   properly executed corporate borrowing resolution and any other requested evidence of its authority to borrow.

INSURANCE:         Borrower shall maintain property and general liability
                   insurance acceptable to the Bank and naming the Bank as an additional insured party.

COMMITMENT
MODIFICATIONS:     This Commitment may not be modified except by written
                   agreement signed by the Borrower and the Bank.

ASSIGNMENT OF
COMMITMENT:        This Commitment may not be assigned without written
                   consent of the Bank.

THIRD PARTY
BENEFICIARY
RIGHTS: No person who is not a party to this Commitment shall have or enjoy any rights under this Commitment; also, all third-party beneficiary rights are expressly negated. Without limiting the generality of the foregoing, no one other than the Borrower shall have any rights to obtain or compel a disbursement of the proceeds of the loan under this Commitment.

PENDING
LITIGATION:        Borrower/Guarantor shall certify to the Bank that no
                   litigation or proceedings are pending or threatened which might adversely affect Borrower's/Guarantor's ability to carry on its business in the normal course.

REPRESENTATION
OF FACTS:          This Commitment is subject to the accuracy of all
                   information, representations and materials submitted with or in support of loan approval.

ADDITIONAL
DOCUMENTATION:     Borrower agrees to provide any additional information and
                   documentation as may be requested to fully perfect this Commitment.


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Mr. Jerry Grizzle
January 16, 1997
Page 4


LOAN CLOSING:      Borrower agrees to close the loan in accordance with the
                   provisions of this letter, the Credit Agreement, and all other related documents.

DOCUMENTATION:     The documents, instruments and agreements which the Bank
                   deems necessary to evidence the transactions contemplated by this Commitment shall be in form acceptable to the Bank and its counsel.

This Commitment is open for your acceptance until the close of business February 16, 1997. To acknowledge your acceptance, please return a signed copy of this letter to my attention at the following address:

BANK OF OKLAHOMA, N.A., OKLAHOMA CITY
ATTENTION: TODD WRIGHT
P.O. BOX 24128
OKLAHOMA CITY, OKLAHOMA 73124

The Bank appreciates the opportunity to be able to provide you with this proposal, which we feel will accommodate your credit needs. Please call me if you would like to discuss any of the provisions in this commitment.

Sincerely,

/s/  TODD G. WRIGHT

Todd G. Wright


AGREED AND ACCEPTED on this ____ Day of _____________________, 1997.

CD Warehouse, Inc.


-------------------------------------
Jerry Grizzle, Chairman, President,
and CEO